INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

STRATEGIC ADVISERS LLC,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

AND

FIDELITY RUTLAND SQUARE TRUST II

AGREEMENT, made this 12th day of December, 2023 among Fidelity Rutland Square Trust II (“Trust”), a Delaware statutory trust, on behalf of Strategic Advisers Core Income Fund (the “Fund”), Strategic Advisers LLC (“Adviser”), a Delaware limited liability company, and Pacific Investment Management Company LLC, (“ Sub-Adviser ” or “PIMCO” ), a Delaware limited liability company (this “Agreement”) .

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“ SEC ”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“ 1940 Act ”);

WHEREAS, the Adviser and the Sub-Adviser are each registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“ Advisers Act ”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated October 1, 2018, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund with respect to the portion of the Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services on the terms and subject to the conditions set out in this Agreement .

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.

Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund with respect to the portion of the Fund’s assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”), for the periods and on the terms and subject to the conditions set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement. For the avoidance of doubt, the Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund or the Trust other than the Portfolio.

Notwithstanding any other provision of this Agreement to the contrary, Sub-Adviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Fund or its investments or strategies, or preparing and filing materials for distribution to the Fund’s shareholders, including statistical information about the Fund and materials regarding the Fund’s performance or investments; (b) provision of legal, accounting or tax advice with respect to the Fund or its investments by the Sub-Adviser’s in-house legal, accounting or tax departments; (c) providing employees of the Sub-Adviser to serve as officers of the Trust; or (d) providing personnel to serve as the Fund’s Chief Compliance Officer and associated staff or overseeing the Fund’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, except to the extent that such oversight responsibilities are required to be performed by the Sub-Adviser under its compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act.

2.

Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser is authorized to and will:

(a)

provide a program of continuous investment management for the Portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission on Form N-1A, as amended and supplemented from time to time (the “ Registration Statement ”), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Portfolio by written notice to the Sub-Adviser ( collectively, the “Investment Guidelines” );

(b)

invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use in respect of the Portfolio;

(c)

execute and oversee the placement of purchase and sale orders on behalf of the Fund in respect of the Portfolio;

(d)

employ portfolio managers to make investment decisions and securities analysts to provide research services to the Fund in respect of the Portfolio;

(e)

have the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, to tender securities pursuant to a tender offer with respect to the Portfolio;

(f)

subject to the understanding set forth in Section 10(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Portfolio; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(g)

maintain books and records with respect to the Fund’s securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(h)

to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by , in respect of the Portfolio, (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Portfolio may be invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(i)

comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) any other applicable laws and regulations, including but not limited to applicable securities and anti-corruption laws and regulations , that apply to its management of the assets contained in the Portfolio , (3) the Sub-Adviser’s compliance policies and procedures (provided, however, that the Sub-Adviser shall comply with the policies and procedures provided by the Trust with respect to Rules 17e-1, 10f-3, and 17a-7 under the 1940 Act), (4) the rules and regulations of the Commodities Futures Trading Commission, (5) the Internal Revenue Code of 1986, as amended (“ Code ”), (6) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (7) the Trust’s Trust Instrument and ByLaws and (8) any written instructions of the Adviser or the Board;

(j)

manage the assets of the Portfolio to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) (provided that the Sub-Adviser shall not be deemed to have caused the Fund or the Portfolio to have failed to comply with section 851(b)(2) as a result of any income received by the Fund from securities or other instruments not included in the Portfolio ) and section 851(b)(3) (and, if applicable, section 817(h)); provided, however, that with respect to the 10% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, the Fund or its Adviser shall furnish to the Sub-Adviser from time to time;

(k)

keep the Adviser and/or the Board informed of developments materially affecting the   Portfolio, as determined by the Sub-Adviser in good faith ;

(l)

make available to the Board, the Adviser, the Fund’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their reasonable request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser’s compliance program  (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Portfolio, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(m)

make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Fund;

(n)

review draft reports to shareholders, registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents as they relate to the Portfolio or the Sub-Adviser ;

(o)

use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund;

(p)

promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority, or is involved in any pending litigation; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or any litigation or administrative proceeding against any current member of the Sub-Adviser’s Executive Committee or the Sub-Adviser’s Chief Legal Officer, Chief Financial Officer, or Chief Compliance Officer. The Sub-Adviser agrees that upon request of the Adviser, it shall disclose to the Adviser any litigation or administrative proceeding brought against any of the Sub-Adviser’s management persons (as defined in the instructions to Form ADV). The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual or imminent change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(q)

not disclose information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third party, except in compliance with Section 13(a) of this Agreement (including the consent provision therein) and the Trust’s policies on disclosure of portfolio holdings;

(r)

provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-PORTs as they pertain to the Portfolio ;

(s)

provide reasonable assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets held in the Portfolio for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, seek to confirm pricing otherwise obtained by the Fund or its service providers and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records . Notwithstanding the foregoing, the Adviser acknowledges and agrees that Sub-Adviser is not a pricing vendor for the Portfolio, the Sub-Adviser agrees to provide pricing information solely as an accommodation for the Portfolio, to the extent legally and contractually permissible, and the Sub-Adviser does not have any responsibility for determining the price of any security in the Portfolio or calculating the Portfolio’s net asset value. The Sub Adviser shall not be liable for any damages or losses resulting from prices for which the Sub-Adviser provides assistance in obtaining a valuation, or for which it makes a recommendation, except to the extent that the Sub-Adviser knew or had reason to know that the information provided by the Sub-Adviser was incorrect or unreliable ;

(t)

not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser;

(u)

provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time; and

(v)

effect cross transactions between the Portfolio and other accounts managed by the Sub-Adviser and its affiliates consistent with the Trust’s 17a-7 policies and procedures.

The Sub-Adviser further agrees with the consent of the Adviser , that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement.  However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to the Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.   Additionally, the Adviser hereby agrees that Sub-Adviser may delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates.  In all cases, the Sub-Adviser shall remain liable as if such services were provided directly.  No additional fees shall be imposed for such services except as otherwise agreed.

The parties acknowledge and agree that the Sub-Adviser may, at its expense and in its discretion, utilize personnel employed by affiliates of the Sub-Adviser to perform services pursuant to this Agreement by way of a “participating affiliate” agreement in accordance with, and to the extent permitted by, the 1940 Act and the Advisers Act, including the published interpretations thereof by the SEC or its staff.  Such participating affiliate agreement shall subject the personnel providing such services to the Sub-Adviser’s compliance and other programs with respect to their activities on behalf of the Fund or Portfolio.  All fees and/or other compensation payable to a participating affiliate shall be the sole responsibility of the Sub-Adviser and neither the Fund nor the Adviser shall have any obligation to pay any fee or compensation to such participating affiliate.

For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser assumes full responsibility for all actions, and any failure to act, by each officer, director, employee, independent contractor, affiliates of the Sub-Adviser or any other person utilized by the Sub-Adviser to perform services under this Agreement.

3.

Brokerage; Trading Agreements

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with derivative and other counterparties, brokers or dealers (including but not limited to prime brokers and/or futures commission merchants) (“Trading Entities”) selected by the Sub-Adviser. In connection with the transactions permitted hereunder, the Adviser hereby grants to the Sub-Adviser, as its agent, the authority in respect of the Portfolio to open and maintain brokerage accounts of all types on behalf of and in the name of the Fund, and to negotiate and execute trading agreements, account opening and other agreements, ancillary documents, and any other reasonable and customary documents and representation letters as the Sub-Adviser deems appropriate in respect of the Portfolio with appropriate Trading Entities that conform to the Trading Entity suitability standards established by the Sub-Adviser (“Documentation”) and to perform on the Fund’s behalf any and all of the obligations contemplated under such Documentation. This authority includes, among other things, the authority to: (i) open trading accounts with Trading Entities; (ii) provide relevant Fund-related information to Trading Entities (in accordance with market practice), provided that the Sub-Adviser shall only send information pursuant to this clause (a) which is reasonably required to open and maintain trading accounts and in relation to transactions undertaken (or reasonably expected to be undertaken) with such Trading Entities; (b) to such Trading Entities whom the Sub-Adviser selected with due care in accordance with the Sub-Adviser’s policies and procedures; and (c) if the Sub-Adviser reasonably believes that such information shall only be used by the applicable Trading Entity for the purpose of opening and maintaining trading accounts and in relation to transactions undertaken (or reasonably expected to be undertaken) with the Trading Entity for the Portfolio; and (iii) receive, review, and accept on the Fund’s behalf, any industry standard disclosures and other information Trading Entities may provide; and (iv) instruct the Fund’s custodian to deliver margin to and deposit collateral and margin with or for the benefit of the Trading Entity, in each case in a manner that is consistent with applicable limitations under the 1940 Act. The Sub-Adviser may also enter into standard customer agreements with Trading Entities and direct payments of cash, cash equivalents and securities and other property into such brokerage and other accounts as the Sub-Adviser deems desirable or appropriate.

The Sub-Adviser shall not be liable for any loss, damage or expense incurred by the Fund resulting from any act or omission of any Trading Entity chosen by the Sub-Adviser with reasonable care and in a manner otherwise consistent with its fiduciary obligations to the Fund under applicable law unless such loss, damage or expense is caused by, or results from, the willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser.   In selecting Trading Entities to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “ 1934 Act ”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients in order to obtain best execution, and to elect, where appropriate, any regulatory treatment that is beneficial to the Fund, including real time reporting delays where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients.

Except where it has received the Adviser’s written consent in advance, the Sub-Adviser agrees that it shall not enter into agreements with derivative counterparties and/or futures commission merchants with respect to the Fund unless the counterparty to such agreements is either (a) a “U.S. person” as that term is used in Treas. Reg. 1.1441-4(a)(3)(ii) or (b) a “qualified derivatives dealer” as defined in Treas. Reg. 1.1441-1(e)(6). The Sub-Adviser agrees that it shall provide tax documentation, including Form W-9 or Form W-8, as applicable, to the Adviser upon the Adviser’s reasonable written request, as needed to comply with any tax reporting or withholding obligations.

4.

Books, Records and Regulatory Filings

(a)

The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required to be retained either by applicable law or internal compliance purposes, whichever is longer, and thereafter shall destroy such records.

(b)

The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)

The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio as may be required of the Fund due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Portfolio of the Fund.

5.

Class Action Filings

The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6.

Standard of Care, Limitation of Liability and Indemnification

(a)

The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable and documented attorney’s fees) to which any of the Adviser Indemnitees may become subject arising out of or resulting from (i) the Sub-Adviser causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser, (ii) the Sub-Adviser causing the Fund to fail to satisfy the requirements set forth in Section 2(j) hereof, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser specifically for use therein and such statement is neither additive to nor inconsistent with the information furnished by the Sub-Adviser , or (iv) a breach of this Agreement by the Sub-Adviser.

(b)

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(c)

As used in this Section 6(a) and (b), the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser , in each case, to the extent such persons are performing services with respect to the Fund under this Agreement.

(d)

The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)

For the avoidance of doubt, the parties agree that the Sub-Adviser’s liability and indemnity obligations in connection with the services under this Agreement shall be governed by this Section 6, notwithstanding any additional and/or conflicting terms contained in any policies, guidelines or similar materials of the Sub-Adviser.

7.

Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8.

Expenses

The Sub-Adviser shall bear the expenses of its investment professionals and staff providing investment advisory and management services hereunder and any internal expenses of the Sub-Adviser associated with providing services under the Agreement.

9.

Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

10.

Compliance Matters

(a)

The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)

submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s compliance program or summaries thereof , it being understood that the Sub-Adviser’s obligation under Section 2(f) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)

submit annually (and at such other times as the Trust may reasonably request) to the Fund’s CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)

provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following;

(i)

Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter; and

(ii)

Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) business day of October each year.

(4)

provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)

permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)

provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested;

(7)

provide a list of any participating affiliate that provides, or assists in providing, services under the Agreement, which includes the identity of the participating affiliate and such other information reasonably requested by the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO; and

(8)

reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)

The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

11.

Duration and Termination

(a)

This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act or unless otherwise exempt therefrom ) at a meeting called for the purpose of voting on such approval.

(b)

This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund and the Adviser , without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)

In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Portfolio to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may reasonably request, with a list of holdings for the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter.  To the extent not already provided, the Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)

Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 or Section 13 of this Agreement.

12.

Use of Name ; Track Record

(a)

The Sub-Adviser hereby consents to the use of its name and the names of its affiliates (i) in the Fund’s disclosure documents, (ii) for the purpose of discussing and/or identifying the Sub-Adviser as an investment sub-adviser to the Fund, in shareholder communications, advertising, sales literature and similar communications, and/or (iii) as otherwise required by applicable laws, rules and regulations.  For the avoidance of any doubt, this provision is not intended to, and does not create a trademark license.

(b)

The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(c)

It is understood that the names, trademarks, trade devices, service marks, logos, or symbols of each party to this Agreement, and any derivatives thereof, is the valuable property of the party in question and its affiliates, and that the Adviser, the Trust, and the Fund have the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. The parties acknowledge and agree that, as between the parties, each party retains all ownership rights, titles, and interest to their respective corporate and business names, trademarks, trade devices, service marks, logos, and symbols. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(d)

The Sub-Adviser may use performance data it generates in connection with the Fund for its track record without the prior approval of the Adviser, provided that the Fund is not specifically identified by name or otherwise readily identifiable (e.g., by being the only mutual fund client in the strategy, or if the strategy has a limited number of mutual fund clients).

13.

Confidential Information

(a)

Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Fund (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for the Fund’s custodian and a limited number of employees, attorneys, accountants and other advisers or agents of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement. Notwithstanding the foregoing, Sub-Adviser hereby agrees that the Adviser may provide information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to Adviser’s analysts and portfolio managers assigned to the asset class(es) in which the Portfolio or Fund invests in connection with the management of portfolios in the discretionary investment programs through which the Fund is offered, and to any third party in compliance with the Trust’s policies on disclosure of portfolio holdings.  For the avoidance of doubt, the Adviser confirms that real-time trade data relating to the investment activities or holdings of the Portfolio shall not be shared with affiliates of the Adviser (including portfolio managers or analysts of such affiliates) except in connection with the management and/or operation of the Fund.

(b)

Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)

In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

(d)

Subject to Investment Guidelines, the Sub-Adviser and Trading Entities are authorized to disclose transaction and other information to data repositories and regulators solely for the purpose of and to the extent necessary for meeting applicable regulatory reporting requirements.

(e)

To the extent that the Trust requests the Sub-Adviser’s assistance with compliance with the Trust’s obligations under SEC Rule 22e-4, the Trust hereby consents to the Sub-Adviser’s sharing of Portfolio holdings data and other information with State Street Bank and Trust Company or, upon the consent of the Adviser, any other third party vendor that the Sub-Adviser may engage for this purpose, in all cases on a need-to-know basis and solely to the extent necessary for such purpose.

(f)

Notwithstanding any terms to the contrary herein, the Sub-Adviser’s use and disclosure of Confidential Information, including disclosure to its affiliates, agents or other third-parties, shall be subject to the terms of the confidentiality provisions herein. Sub-Adviser shall advise all such foregoing persons of such confidentiality obligations hereunder and shall be responsible for ensuring compliance by such persons with such obligations.

14.

Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

15.

Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust or Board:

Fidelity Rutland Square Trust II

245 Summer Street

Boston, MA 02210

Attn.: Chief Legal Officer

If to the Adviser:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.:  Chief Operating Officer

With Copy to:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.: Vice President, Advisor Oversight

If to the Sub-Adviser:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Fax:  949-720-6403

Attention:  General Counsel

E-mail:  IMAnotices@pimco.com

cc:  Lance Washington, Senior Vice President

E-mail: lance.washington@pimco.com

Except as otherwise agreed, the Adviser consents to the delivery of Portfolio statements, reports and other communications (collectively, “Portfolio Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Portfolio Communications as hard copies via fax, mail or other means.  The Adviser confirms that it has provided the Sub-Adviser with at least one valid electronic mail address where Portfolio Communications can be sent.  The Adviser acknowledges that the Sub-Adviser reserves the right to distribute certain Portfolio Communications via fax, mail or other means to the extent required by applicable law or otherwise deemed advisable.  The Adviser may withdraw consent to electronic delivery at any time by giving the Sub-Adviser notice pursuant to this Section 15.

16.

Miscellaneous

(a)

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)

Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof. For the avoidance of doubt, it is acknowledged and agreed that the Schedules appended hereto form a part of this Agreement.  All defined terms used in this Agreement have the same meanings when used in the Schedules hereto.

(c)

This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

(e)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)

Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor.  Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund, except to the extent expressly authorized by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

/s/ Robert Young

Name: Robert Young

Title: Managing Director

STRATEGIC ADVISERS LLC

By:

/s/ Stephanie Caron

Name:  Stephanie Caron

Title:    Chief Operating Officer

FIDELITY RUTLAND SQUARE TRUST II

By:

/s/ Heather Bonner

Name:  Heather Bonner

Title:    Treasurer